Exhibit 99

NEWS RELEASE

Contact:	Leanne Kassab
Marketing Dept.
814-765-9621

FOR IMMEDIATE RELEASE

JAMES LEITZINGER RETIRES FROM CNB FINANCIAL CORPORATION AFTER 25 YEARS OF SERVICE

Clearfield, Pennsylvania - April, 2008

The Board of Directors of CNB Financial Corporation and CNB Bank recently announced the retirement of Director, James Leitzinger, effective April 8, 2008, following 25 years of distinguished service to the organization.

As Past President of Leitzinger Realty, Mr. Leitzinger was elected to serve on the Board of Directors for CNB Financial Corporation in October of 1983. In this capacity, he provided leadership and guidance to the Corporation based on his personal accomplishments as a successful businessman and contributor to our community.

Mr. Leitzinger served on several committees over the years, most recently offering his knowledge in the areas of Buildings and Grounds, Loan Review and Trust Investment committees, where he served as Chairman.

In addition to serving on the Board for CNB Financial Corporation, Mr. Leitzinger has been a lifelong member and past President of the Third Ward Hose Company, past President of the Clearfield Chamber of Commerce, a member of the B.P.O.E. #540 and of the Knights of Columbus.

Mr. Leitzinger was involved in many ways for the Clearfield Borough Council, having served as a borough council member for the third ward for 13 years and President of the Borough Council.

A native of Clearfield, Mr. Leitzinger graduated from St. Francis School in 1956 and is a member of the St. Francis Church. Jim currently resides in Clearfield with his wife, Lois. Their six children are Ann Renee Valentine of Chantilly, VA; Mark Leitzinger of Glen Rock, PA; Maria Weatherly of Pasadena, MD; Janel McCracken of Grampian, PA; Michelle Cannella of Fairfax, VA; and Kevin Leitzinger of Oakdale, CT.

During his retirement, Mr. Leitzinger plans to remain active in the community, spend time with his children and grandchildren and continue running Historica Plus Antiques along with Carla Prisk and Bob Genua.

Acknowledging Mr. Leitzinger’s service, Dennis L. Merrey, Chairman of the Board, stated: “Jim's dedication and loyalty to CNB Bank and the community has resulted in significant contributions to CNB Bank. In his 25 years of service as a director, he has been a valuable asset to the organization and will be missed by the Board and staff.”

CNB Bank’s website is www.bankcnb.com.